Acura Pharmaceuticals

Receives Additional U.S. Patent for Abuse Deterrent Drug Formulations

First Patent Encompassing the IMPEDE® Technology

PALATINE, Ill, December 8, 2014: Acura Pharmaceuticals, Inc. (NASDAQ: ACUR), a specialty pharmaceutical company innovating abuse deterrent drugs, today announced that the Company has been issued U.S. Patent No. 8,901,113 by the United States Patent and Trademark Office. The claims in the patent cover, among other inventions, Acura’s IMPEDE® Technology, a unique polymer matrix that disrupts the conversion of pseudoephedrine into the dangerous drug, methamphetamine. This is the first issued U.S. patent directed at Acura’s IMPEDE technology and products utilizing that technology.

IMPEDE technology is incorporated in Acura’s marketed product NEXAFED® (pseudoephedrine HCl) tablets, a methamphetamine-resistant product and the soon to be launched NEXAFED Pressure + Pain (pseudoephedrine HCl and acetaminophen) product. There is growing evidence suggesting that when pharmacies replace traditional single ingredient pseudoephedrine products with meth-resistant products like NEXAFED, there is a measurable decrease in local methamphetamine production.

About Acura Pharmaceuticals

Acura Pharmaceuticals is a specialty pharmaceutical company engaged in the research, development and commercialization of product candidates intended to address medication abuse and misuse, utilizing its proprietary LIMITX™, AVERSION® and IMPEDE® Technologies. LIMITX contains ingredients that are intended to reduce or limit the rate or extent of opioid release when multiple tablets are ingested. AVERSION contains polymers that cause the drug to gel when dissolved; it also contains compounds that irritate the nasal passages if the product is snorted. IMPEDE is designed to disrupt the processing of pseudoephedrine from tablets into methamphetamine.

In June 2011, the U.S. Food and Drug Administration approved our oxycodone HCl immediate-release tablets which incorporate the AVERSION Technology. The Company has a development pipeline of additional AVERSION Technology products containing other opioids.

In December 2012, the Company commenced commercialization of NEXAFED® (pseudoephedrine HCl), a 30 mg immediate-release abuse-deterrent decongestant. This next generation pseudoephedrine tablet combines effective nasal congestion relief with IMPEDE Technology, a unique polymer matrix that disrupts the conversion of pseudoephedrine into the dangerous drug, methamphetamine.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forwarding-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.

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